EXHIBIT 99.1

Kroger Reports Strong First Quarter Results

Adjusted Q1 EPS of $1.09; Raises Fiscal 2014 Adjusted EPS Guidance to $3.19 to $3.27
ID Sales Up 4.6% Without Fuel; Raises Fiscal 2014 ID Sales Guidance to 3.0% to 4.0%

CINCINNATI, Ohio, June 19, 2014 — The Kroger Co. (NYSE: KR) today reported net earnings of $501 million, or $0.98 per diluted share, and identical supermarket sales growth, without fuel, of 4.6% in the first quarter of fiscal year 2014.

Other highlights of the quarter include:

•                  Achieved 42nd consecutive quarter of positive identical supermarket sales growth

•                  Exceeded goal to slightly expand FIFO operating margin, without fuel, on a rolling four quarters basis

•                  Increased capital investment and maintained ROIC

The company’s net earnings include charges announced yesterday related to the restructuring of certain pension obligations to help stabilize associates’ future benefits. Excluding the effect of these charges, Kroger’s adjusted net earnings were $557 million, or $1.09 per diluted share, for the first quarter.  Net earnings in the same period last year were $481 million, or $0.92 per diluted share.

“Kroger associates continue to enhance our connection with all customers and achieve our key performance measures, which are allowing us to achieve our growth strategy and create shareholder value,” said Rodney McMullen, Kroger’s chief executive officer. “Our strong first quarter results set us up to deliver a 12-15% net earnings growth rate for the year, partly due to the benefit of Harris Teeter, compared to our long-term growth rate of 8-11% plus the growing dividend. We are pleased to start the year with growth momentum while also returning $1.1 billion in cash back to shareholders this quarter through our buyback program.”

Details of First Quarter 2014 Results

This is the first period that includes Harris Teeter in Kroger’s statement of operations.  Year-over-year percentage comparisons are affected as a result.

Total sales increased 9.9% to $32.96 billion in the first quarter compared to $30.00 billion for the same period last year. Total sales, excluding fuel, increased 11.4% in the first quarter over the same period last year.

Kroger recorded a $28 million LIFO charge during the first quarter compared to a $17 million LIFO charge in the same quarter last year.  The company is increasing its LIFO estimate for the year to $90 million from its previous estimate of $55 million.

FIFO gross margin was 21.01% of sales for the first quarter. Excluding retail fuel operations, FIFO gross margin increased 1 basis point from the same period last year.

Operating, general and administrative costs plus rent and depreciation, excluding retail fuel operations and pension agreements, declined 9 basis points as a percent of sales compared to the prior year.

First quarter FIFO operating profit, excluding fuel and pension agreements, increased approximately $124 million over the prior year. On a rolling four quarters basis excluding fuel and pension agreements, the company’s FIFO operating margin increased 12 basis points.

Financial Strategy

Kroger’s strong financial position allowed the company to return more than $1.9 billion to shareholders through share buybacks and dividends over the last four quarters. During the first quarter, Kroger repurchased 25.7 million common shares for a total investment of $1.1 billion. This was contemplated in the company’s original guidance.

Capital investments, excluding mergers, acquisitions and purchases of leased facilities, totaled $709 million for the first quarter, compared to $640 million for the same period last year.

Return on invested capital, on a rolling four quarters 52-week basis, was 13.5%, consistent with the same period last year.

Kroger remains committed to achieving a 2.00 – 2.20 net debt to EBITDA ratio by mid-to-late 2015.  Kroger took on debt to finance the Harris Teeter merger, and realized no incremental EBITDA in fiscal 2013 because the transaction closed late in the fiscal year.  This has a material effect on the company’s net total debt to adjusted EBITDA ratio, which is 2.42, compared to 1.85 during the same period last year.  As Kroger gets a full year of Harris Teeter EBITDA in the calculation, the company expects to be closer to 2.20 by fiscal year end.

Kroger’s net total debt is $11.3 billion, an increase of $3.4 billion from a year ago, including debt related to the Harris Teeter transaction and Kroger’s share repurchase activity.

Fiscal 2014 Guidance

Based on the first quarter results, the company raised and narrowed its adjusted net earnings guidance to a range of $3.19 to $3.27 per diluted share for fiscal 2014. The original guidance was $3.14 to $3.25 per diluted share.

The company’s long-term net earnings per diluted share growth rate guidance is 8 – 11%, plus a growing dividend.

Kroger raised its identical supermarket sales growth guidance, excluding fuel, to 3.0% to 4.0% for fiscal 2014.  The original guidance was 2.5% to 3.5%.

Kroger continues to use cash flow from operations to maintain its current investment grade debt rating, repurchase shares, grow its dividend, and fund capital investments. The company continues to expect capital investments excluding mergers, acquisitions and purchases of leased facilities, to be in the $2.8 to $3.0 billion range for the year, including Harris Teeter.

“Kroger’s Customer 1st culture, remarkably consistent execution and renewed commitment to growth have led us to 42 consecutive quarters of positive identical store sales,” Mr. McMullen said. “We will continue building on this resilient foundation to grow aggressively into the future.”

Kroger, one of the world’s largest retailers, employs more than 375,000 associates who serve customers in 2,642 supermarkets and multi-department stores in 34 states and the District of Columbia under two dozen local banner names including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer,

Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s.  The company also operates 787 convenience stores, 324 fine jewelry stores, 1,261 supermarket fuel centers and 37 food processing plants in the U.S.  Recognized by Forbes as the most generous company in America, Kroger supports hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations. Kroger contributes food and funds equal to 200 million meals a year through more than 80 Feeding America food bank partners. A leader in supplier diversity, Kroger is a proud member of the Billion Dollar Roundtable and the U.S. Hispanic Chamber’s Million Dollar Club.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expect,” “guidance,” “plans,” “committed,” “goal,” “will” and similar words.

Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Our ability to achieve identical sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; natural disasters or adverse weather conditions; the success of our future growth plans; and the successful integration of Harris Teeter.  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  Our ability to use free cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on June 19, 2014 at ir.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, June 19 through Thursday, July 3, 2014.

1st Quarter 2014 Tables Include:

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL SALES INFORMATION

RECONCILIATION OF TOTAL DEBT TO NET TOTAL DEBT AND
NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. TO ADJUSTED EBITDA

NET EARNINGS PER DILUTED SHARE EXCLUDING ADJUSTMENT ITEMS

RETURN ON INVESTED CAPITAL

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FIRST QUARTER
	2014		2013

SALES	$32,961	100.0%	$29,997	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	26,065	79.1	23,817	79.4
OPERATING, GENERAL AND ADMINISTRATIVE (a)	5,168	15.7	4,593	15.3
RENT	217	0.7	189	0.6
DEPRECIATION	581	1.8	519	1.7

OPERATING PROFIT	930	2.8	879	2.9

INTEREST EXPENSE	147	0.5	129	0.4

NET EARNINGS BEFORE INCOME TAX EXPENSE	783	2.4	750	2.5

INCOME TAX EXPENSE	274	0.8	266	0.9

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	509	1.5	484	1.6

NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	8	0.0	3	0.0

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$501	1.5%	$481	1.6%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.99		$0.93

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	501		514

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.98		$0.92

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	507		520

DIVIDENDS DECLARED PER COMMON SHARE	$0.165		$0.150

Note:                  Certain per share amounts and percentages may not sum due to rounding.

Note:                  The Company defines FIFO gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating profit margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)                                Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)                                 LIFO charges of $28 and $17 were recorded in the first quarter of 2014 and 2013, respectively.

Note:                 Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	May 24,	May 25,
	2014	2013

ASSETS
Current Assets
Cash	$265	$247
Store deposits in-transit	937	851
Receivables	1,108	961
Inventories	5,648	5,076
Prepaid and other current assets	410	299

Total current assets	8,368	7,434

Property, plant and equipment, net	17,030	14,967
Intangibles	698	132
Goodwill	2,135	1,234
Other assets	682	460

Total Assets	$28,913	$24,227

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,652	$1,784
Trade accounts payable	5,257	4,855
Accrued salaries and wages	1,101	957
Deferred income taxes	248	288
Other current liabilities	2,666	2,487

Total current liabilities	10,924	10,371

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	9,665	6,161
Adjustment to reflect fair-value interest rate hedges	(1)	1
Long-term debt including obligations under capital leases and financing obligations	9,664	6,162

Deferred income taxes	1,325	772
Pension and postretirement benefit obligations	900	1,199
Other long-term liabilities	1,330	1,127

Total Liabilities	24,143	19,631

Shareowners’ equity	4,770	4,596

Total Liabilities and Shareowners’ Equity	$28,913	$24,227

Total common shares outstanding at end of period	485	514
Total diluted shares year-to-date	507	520

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$509	$484
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation	581	519
LIFO charge	28	17
Stock-based employee compensation	40	24
Expense for Company-sponsored pension plans	12	25
Deferred income taxes	(56)	(14)
Other	24	38
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	21	104
Receivables	20	88
Inventories	(25)	53
Prepaid expenses	288	276
Trade accounts payable	402	279
Accrued expenses	(109)	(226)
Income taxes receivable and payable	(28)	89
Other	73	(139)

Net cash provided by operating activities	1,780	1,617

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(730)	(618)
Proceeds from sale of assets	9	6
Other	18	(14)

Net cash used by investing activities	(703)	(626)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	17	2
Payments on long-term debt	(14)	(409)
Net payments on commercial paper	(5)	(545)
Dividends paid	(84)	(78)
Excess tax benefits on stock-based awards	12	7
Proceeds from issuance of capital stock	33	95
Treasury stock purchases	(1,143)	(146)
Net increase (decrease) in book overdrafts	(29)	93
Other	—	(1)

Net cash used by financing activities	(1,213)	(982)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	(136)	9

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	401	238
END OF QUARTER	$265	$247

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(730)	$(618)
Payments for lease buyouts	17	6
Changes in construction-in-progress payables	4	(28)
Total capital investments, excluding lease buyouts	$(709)	$(640)

Disclosure of cash flow information:
Cash paid during the quarter for interest	$134	$114
Cash paid during the quarter for income taxes	$351	$181

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.  These results include Harris Teeter sales for stores that are identical as if they were part of Kroger in the prior year.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2014	2013

INCLUDING FUEL CENTERS	$29,666	$28,458
EXCLUDING FUEL CENTERS	$24,949	$23,855

INCLUDING FUEL CENTERS	4.2%	2.9%
EXCLUDING FUEL CENTERS	4.6%	3.3%

(a)         Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5. Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	May 24,	May 25,
	2014	2013	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,652	$1,784	$(132)
Face-value of long-term debt including obligations under capital leases and financing obligations	9,665	6,161	3,504
Adjustment to reflect fair-value interest rate hedges	(1)	1	(2)

Net total debt	$11,316	$7,946	$3,370

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters 52 week basis.  The table below includes one quarter of Harris Teeter’s operations in the rolling four quarters ended May 24, 2014.

	Rolling Four Quarters Ended
	May 24,	May 25,
	2014	2013

Net earnings attributable to The Kroger Co.	$1,539	$1,539
LIFO	63	26
Depreciation	1,765	1,670
Interest expense	461	450
Income tax expense	759	828
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
53rd week EBITDA adjustment	—	(99)
Adjustments for the pension plan agreements	87	—
Other	10	(7)

Adjusted EBITDA	$4,684	$4,292

Net total debt to adjusted EBITDA ratio on a 52 week basis	2.42	1.85

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share of certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  In 2014, these items include charges related to the restructuring of certain pension obligations.  In the first quarter of 2013, The Kroger Co. did not have any adjustment items.

	FIRST QUARTER	FIRST QUARTER
	2014	2013

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$501	$481

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a) (b)	56	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEM ABOVE	$557	$481

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.98	$0.92

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (c)	0.11	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEM ABOVE	$1.09	$0.92

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	507	520

(a)         The amounts presented represent the after-tax effect of each adjustment.

(b)         The pre-tax adjustment for the pension plan agreements was $87.

(c)          The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters 52 week basis ended May 24, 2014 and May 25, 2013.  The numerator in the calculation for return on invested capital includes one quarter of Harris Teeter’s operations in the rolling four quarters ended May 24, 2014.  The denominator includes the assets and liabilities of Harris Teeter for the first quarter of 2014.

	Rolling Four Quarters Ended
	May 24,	May 25,
	2014	2013
Return on Invested Capital
Numerator (a)
Operating profit	$2,776	$2,829
53rd week operating profit adjustment	—	(99)
LIFO charge	63	26
Depreciation	1,765	1,670
Rent	641	626
53rd week rent adjustment	—	(12)
Adjustments for the UFCW consolidated pension plan liability and credit card settlement	—	(115)
Adjustments for the pension plan agreements	87	—
Other	16	—

Adjusted operating income on a 52 week basis	$5,348	$4,925

Denominator (b)
Average total assets	$26,570	$23,997
Average taxes receivable (c)	(12)	(9)
Average LIFO reserve (d)	1,120	1,102
Average accumulated depreciation	15,429	14,430
Average trade accounts payable	(5,056)	(4,665)
Average accrued salaries and wages	(1,029)	(948)
Average other current liabilities (e)	(2,444)	(2,309)
Rent * 8 (f)	5,128	4,912

Average invested capital	$39,706	$36,510

Return on Invested Capital	13.5%	13.5%

(a)   Represents results for the rolling four quarters ended for the periods noted.

(b)   Represents the average of amounts at the beginning and end of the rolling four quarter periods presented.

(c)   Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)   LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)   The calculation of average other current liabilities excludes accrued income taxes.

(f)   The factor of eight estimates the hypothetical capitalization of our operating leases.